TWENTIETH CENTURY STRATEGIC ASSET ALLOCATIONS, INC.

                             ARTICLES SUPPLEMENTARY

         TWENTIETH CENTURY STRATEGIC ASSET ALLOCATIONS, INC., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 2-605(a)(4) of the Maryland General Corporation Law, the Board of Directors of the Corporation has renamed the duly established and allocated series of the Corporation's stock as follows:

New Name                                   Prior Name
--------                                   ----------

Strategic Allocation:  Conservative        Twentieth Century Strategic Guardian
Strategic Allocation:  Moderate            Twentieth Century Strategic Advantage
Strategic Allocation:  Aggressive          Twentieth Century Strategic Horizons

         SECOND: By virtue of action previously taken by the Board of Directors of the Corporation pursuant to authority expressly vested in the Board by Article FIFTH of the Articles of Incorporation of the Corporation, the Corporation has duly established three different series for the Corporation's stock (each hereinafter referred to as a "Series") and allocated Three Hundred Million (300,000,000) shares of the One Billion (1,000,000,000) shares of authorized capital stock of the Corporation, par value One Cent ($.01) per share for an aggregate par value of Three Million Dollars ($3,000,000). As a result of the action taken by the Board of Directors referenced in Article FIRST of these Articles Supplementary, the three series of stock of the Corporation and the number of shares and aggregate par value of each is as follows:

Series                                  Number of Shares    Aggregate Par Value
------                                  ----------------    -------------------
Strategic Allocation:  Conservative        100,000,000          $ 1,000,000
Strategic Allocation:  Moderate            100,000,000            1,000,000
Strategic Allocation:  Aggressive          100,000,000            1,000,000

The par value of each share of stock in each Series is One Cent ($0.01) per share.

         THIRD: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to serialize, classify or reclassify and issue any unissued shares of any Series or any unissued shares that have not been allocated to a Series, and to fix or alter all terms thereof, to the full extent provided by the Articles of Incorporation of the Corporation.

         FOURTH: A description of the Series, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and



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conditions for redemption is set forth in the Articles of Incorporation of the
Corporation and is not changed by these Articles Supplementary, except with respect to the creation and/or designation of the various Series.

         FIFTH: The Board of Directors of the Corporation duly adopted resolutions dividing into Series the authorized capital stock of the Corporation and allocating shares to each Series as set forth in these Articles Supplementary.

         IN WITNESS WHEREOF, TWENTIETH CENTURY STRATEGIC ASSET ALLOCATIONS, INC., has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Executive Vice President and its corporate seal to be hereunto affixed and attested to by its Secretary on this 29th day of January, 1996.

ATTEST:                                     TWENTIETH CENTURY STRATEGIC
                                            ASSET ALLOCATIONS, INC.


/s/ Patrick A. Looby                        By: /s/ William M. Lyons
--------------------                        ------------------------
Patrick A. Looby                            William M. Lyons
Secretary                                   Executive Vice President


         THE UNDERSIGNED Executive Vice President of TWENTIETH CENTURY STRATEGIC ASSET ALLOCATIONS, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Articles of Incorporation, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.



Dated:  January 29, 1996                    /s/ William M. Lyons
                                            --------------------
                                            William M. Lyons
                                            Executive Vice President